OREGON METALLURGICAL CORPORATION


                                  EXHIBIT 11.1

                         Earnings per share computation
                      (in thousands except per share data)


                                                               Three Months Ended                      Nine Months Ended
                                                     ------------------------------------      ---------------------------------
                                                        September 28,       September 30,      September 28,       September 30,
                                                             1997                1996                1997               1996
                                                     ----------------       -------------      -------------       -------------

Net income                                             $    9,403          $    6,445           $  24,646          $   14,976
                                                       ===========         ===========          ==========         ===========

Weighted average shares outstanding                        16,402              13,247              16,284              11,879

Weighted average share equivalents
  assumed issued from Excess Benefit Plan                      17                  42                  42                  75

Weighted average share equivalents
assumed issued from exercise of warrants
and stock options                                              89                  93                  88                 107

Weighted average share equivalents
  assumed issued as part of Employee
  Compensation Plans                                          110                  61                 112                  57
                                                       -----------         -----------          ----------         -----------

Weighted average share and share
equivalents outstanding                                    16,618              13,443              16,526              12,118
                                                       ===========         ===========          ==========         ===========

Net income per share                                   $     0.57          $     0.48           $    1.49          $     1.24
                                                       ===========         ===========          ==========         ===========

Earnings per share computed on both the primary and fully diluted bases are the same.